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Exhibit 99.1

                                  NEWS RELEASE

Rick L. Catt, President                                    FOR IMMEDIATE RELEASE
  And Chief Executive Officer                                      May 19, 2006
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
       DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.55 per share. This represents an increase of $0.05 per share, or 10.0%, over last year's $0.50 per share. The dividend will be payable on June 16, 2006 to shareholders of record on June 2, 2006. Rick L. Catt, President and Chief Executive Officer, stated that "The Board of Directors is pleased to provide a significant increase in the dividends paid to our shareholders. We are also proud of the Company's ability to pay an increased dividend each year since the Company's formation."

The Company also announced earnings for the fiscal year ended March 31, 2006. Net earnings for this fiscal year were $984,000 as compared to net earnings of $858,000 for the fiscal year ended March 31, 2005, an increase of $126,000 or 14.7%.

Net interest income increased by $23,000, or 0.6%, from $4.092 million to $4.115 million for the year ended March 31, 2006. Provision for loan losses was $158,000 for the year ended March 31, 2006 as compared to $200,000 for the year ended March 31, 2005, a decrease of $42,000, or 21.0%. Net interest income after provision for loan losses was $3.957 million for the fiscal year ended March 31, 2006, compared to $3.892 million for the year ending March 31, 2005, an increase of $65,000, or 1.7%.

Non-interest income was $1.074 million for the year ended March 31, 2006, compared to $1.113 million for the year ended March 31, 2005, a decrease of $39,000, or 3.5%. Non-interest expense was $3.531 million for the year ended March 31, 2006, compared to $3.633 million for the year ended March 31, 2005, a decrease of $102,000 or 2.8%.

Return on average assets, for the year ended March 31, 2006 was 0.92% as compared to 0.82% for the year ended March 31, 2005. Return on average stockholders' equity, was 8.59% for the year ended March 31, 2006 as compared to 7.70% for the year ended March 31, 2005.

On January 17, 2006 the Company announced a stock repurchase program for up to 25,000 shares of the Company's common stock. The program will conclude December 31, 2006 or when the authorized number of shares are repurchased. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of May 17, 2006, 11,463 shares had been purchased during this program.

As of March 31, 2006, the Company had assets of $109.4 million, liabilities of $98.0 million and stockholders' equity of $11.4 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      FIRST ROBINSON FINANCIAL CORPORATION

                                                         For the Year Ended
                                                             MARCH 31,
                                                      ------------------------
                                                      2006               2005
                                                    --------           --------
                                                 (In thousands, except per share data)
OPERATION DATA:
                                                   (Unaudited)         (Audited)

Total Interest Income                               $  5,963           $  5,440

Total Interest Expense                                 1,848              1,348

Net Interest Income                                    4,115              4,092

Provision for Loan Losses                                158                200

Net Interest Income After Provision                    3,957              3,892

Total Non-Interest Income                              1,074              1,113

Total Non-Interest Expense                             3,531              3,633

Income Before Taxes                                    1,500              1,372

Provision for Income Taxes                               516                514

Net Income                                               984                858

Basic Earnings per Share                            $   2.01           $   1.73

Diluted Earnings per Share                          $   1.91           $   1.65


SELECTED RATIOS AND OTHER DATA:

Return on Average Assets                                0.92%              0.82%

Return on Average Stockholders' Equity                  8.59%              7.70%

Average Assets                                      $107,032           $104,515

Average Stockholders' Equity                          11,452             11,143


BALANCE SHEET DATA:

Total Assets                                        $109,428           $111,445

Total Liabilities                                     98,012             99,989

Stockholders' Equity                                  11,416             11,456